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                     February 16, 2021

       Ludwig Hantson, Ph.D.
       Chief Executive Officer
       Alexion Pharmaceuticals, Inc.
       121 Seaport Boulevard
       Boston, MA 02210

                                                        Re: Alexion
Pharmaceuticals, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed February 4,
2020
                                                            File No. 000-27756

       Dear Dr. Hantson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences